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                                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION           OMB APPROVAL
FORM 4                                        Washington, D.C. 20549                     ---------------------------
/_/ Check this box if no longer        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP      OMB Number        3235-0287
subject to Section 16. Form 4 or                                                         Expires: September 30, 1998
Form 5 obligations may continue.                                                         Estimated average burden
See Instruction 1(b).                                                                    hours per response......0.5

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     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940



 (Print or Type Responses)
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
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 1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s) to  |
                                         |   U.S. Timberlands Company, L.P.           |   Issuer (Check all applicable)           |
  Theobald  Thomas  C.                   |  (Nasdaq:    TIMBZ)                        |                                           |
 (Last)   (First) (MI)                   |                                            |   x     Director           10% Owner      |
-----------------------------------------|-------------------------|----------------- |  -----               -----                |
 222 West Adams Street,                  |3. IRS or Social Security| 4. Statement for |         Officer (give      Other          |
   Suite 3300                            |   Number of Reporting   |    Month/Year    |  -----  title below) ----- (specify below)|
                                         |   Person (Voluntary)    |                  |                                           |
                                         |                         |     May, 1998                 _____________________          |
-----------------------------------------|                         |  ----------------|-------------------------------------------|
       (Street)                          |                         | 5. If Amendment  |7.  Individual or Joint/Group Filing       |
                                         |                         |    Date of       |    (Check Applicable Line)                |
Chicago     IL   60606                   |                         |    Original      |            |                              |
                                         |                         |    (Month/Year)  | x   Form filed by One Reporting Person    |
                                         |                         |                  | ---                                       |
                                         |                         |                  |     Form filed by More than One           |
                                         |                         |                  | --- Reporting Person                      |
                                         |                         |                  |                                           |
----------------------------------------------------------------------------------------------------------------------------------|
 (City)   (State) (Zip)      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED     |
-----------------------------------------------------------------------------------------------------------------|
                                                                                                                 |
 1.Title of   | 2.Trans-    | 3.Trans-     | 4.Securities Acquired  | 5. Amount of | 6. Owner-   | 7.Nature      |
   Security   | action      | action       | (A)or Disposed of(D)   | Securities   | ship       |  of Indirect   |
              | Date        | Code         | (Inst. 3, 4 &5)        | Beneficially | Form       |  Beneficial    |
  (Instr. 3)  |             | (Instr.8)    |                        | Owned at End | (D) or     |  Ownership     |
              |             |              |                        | of Month     | (I)        |                |
              |             |--------|-----|-------|--------|-------|              |            |                |
              | (Mo/Day/Yr) |   Code |  V  | Amount| (A) or |       |(Instr. 3 & 4)| (Instr. 4) |  (Instr. 4)    |
              |             |        |     |       | (D)    |Price  |              |            |                |
--------------|-------------|--------------|------------------------|--------------|------------|----------------|

 Common Units |    5/8/98   |   P          |    3,000    A  $19.625 |              |          D |                |
--------------|-------------|--------------|------------------------|--------------|------------|----------------|
 Common Units |    5/11/98  |   P          |    2,000    A  $19.50  |        10,000|          D |                |
--------------|-------------|--------------|------------------------|--------------|------------|----------------|
              |             |              |                        |              |            |                |
--------------|-------------|--------------|------------------------|--------------|------------|----------------|
              |             |              |                        |              |            |                |
--------------|-------------|--------------|------------------------|--------------|------------|----------------|
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Reminder: Report
on a separate line for each
class of securities beneficially owned directly
or indirectly.
* If the form is filed by more than one reporting                       (Over)
 person, see Instruction 4(b)(v).                               SEC 1474 (7-96)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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


 1.Title of| 2.Conver- |3.Trans-|4.Trans- |5.Number of|6.Date Exer-   |7.Title and |8.Price| 9. Number |10.Owner- |11.Nature |
  Deriv-   |  sion or  | action | action  | Derivative| cisable and   |Amount of   | of    | of deriv- | ship     | of       |
  Security |  Exercise | Date   | Code    | Securities| Expiration    |Unerlying   | Deriv-| ative     | Form of  | Indirect |
  (Instr.3)|  Price of |        |(Instr.8)| Acquired  | Date(Month/   |Securities  | ative | Secur-    | Deriv-   | Benefi-  |
           |  Deri-    | (Month/|         | (A) or    | Day/Year)     |(Instr.3    | Secur-| ities     | ative    | cial     |
           |  vative   | Day/   |         | Disposed  |               |and 4)      | ity   | Bene-     | Security:| Owner-   |
           |  Security | Year)  |         | of (D)    |----------------------------|(Instr.| ficially  | Direct(D)| ship     |
           |           |        |         | (Instr.3, |Date   |Expira-|Title|Amount| 5)    | Owned     | or       | (Instr.4)|
           |           |        |         | 4 and 5)  |Exer-  |tion   |     |or    |       | at End    | Indirect)|          |
           |           |        |         |           |cisable|Date   |     |Number|       | of        | (I)      |          |
           |           |        |-------------------- |       |       |     |of    |       | Month     | (Instr.4)|          |
           |           |        | Code| V | (A) | (D) |       |       |     |Shares|       |(Instr.4)  |          |          |
           |           |        |     |   |     |     |       |       |     |      |       |           |          |          |
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 Explanation of Responses:

                                                 /s/ THOMAS C. THEOBALD   6/1/98
 ** Intentional misstatements or omissions of     -------------------    -------
facts constitute Federal Criminal Violations.       **Signature of         Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the
collection of information contained in this
form are not required to respond unless the
form displays a currently valid OMB Number.                         Page 2
                                                            SEC 1474 (7-96)